Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
February 19, 2016

Thank you Gail and good morning everyone.

In my comments today I will refer to Trinity Industries and Trinity Highway Products together as Trinity. As previously reported, Trinity has appealed to the Fifth Circuit the June 2015 False Claims Act judgment involving the ET Plus® guardrail end terminal system. We will file our opening brief next month with full briefing by the parties to follow. We expect the Fifth Circuit will not issue a ruling in this case earlier than late 2016.

I would like to reiterate a few points related to this appeal: First, Trinity believes strongly in its appellate arguments; we are confident that no fraud was committed; and we believe there are strong legal grounds for the Fifth Circuit to overturn the judgment. Second, we stand 100 percent behind our product - the ET Plus® System - and we are selling it today. In the fall of 2015, after completing what the Federal Highway Administration termed the most thorough evaluation of a roadside device ever conducted, the FHWA reconfirmed yet again that the ET Plus® Systems in use today on the nation’s roadways meet all federal testing criteria and performance evaluation standards and that the system has been, and remains, fully eligible for federal-aid reimbursement.

We have also previously reported that the Commonwealth of Virginia has intervened in a state court action under the Virginia Fraud Against Taxpayers Act filed by the same party who filed the federal False Claims Act case. In an order entered by the Virginia court on January 27, 2016, the Commonwealth’s case was stayed pending resolution of the federal False Claims Act case currently on appeal.

The same party who filed the federal False Claims Act case and the Virginia case has also filed six other, state false claims act cases under each state’s law. Each of these six states has declined to intervene in or join the case filed in their state and all six cases are currently stayed.

Please refer to www.etplusfacts.com/virginia for more information on the Virginia litigation.

Our 2015 10-K will be filed today. In Note 18 of the 10-K we provide additional information on the foregoing and other Company legal matters. For additional information and details on the Company’s positions on these and related issues, please refer to www.etplusfacts.com

I would like to conclude my comments today by sharing a few very important facts and making a brief statement. For over 80 years, Trinity has operated with the highest level of integrity. Our reputation for honesty and ethical business practices is beyond question and underscores the rock solid foundation on which we have built the market-leading positions we earn and maintain year after year. Trinity’s Highway Products business unit has played an integral role in bringing innovative, life-saving products to market. We have aligned ourselves with world-class researchers and engineers who share our vision for highway safety. We employ dedicated workers who manufacture products, like the ET Plus® System, to the highest levels of craftsmanship. And we deliver market-leading products that meet rigorous standards. I believe accusations of fraud against Trinity are unwarranted and erroneous, and we will pursue every legal avenue to reverse the False Claims Act judgment.

Thank you. I will now turn the call over to Tim.